FORM OF CERTIFICATE OF AMENDMENT TO CERTIFICATE OF INCORPORATION

Under Section 242 of the General Corporation Law

The undersigned, the President, CEO, and Chairman of Native American Energy Group, Inc. (the “Corporation”), does hereby certify as follows:

FIRST: The name of the corporation is:

NATIVE AMERICAN ENERGY GROUP, INC.

SECOND: The certificate of incorporation of the Corporation is hereby amended by replacing Article Fourth, in its entirety, with the following:

FOURTH: The Corporation is authorized to issue three classes of stock.  The first class shall be “Common Stock,” par value $0.001, of which the Corporation shall have the authority to issue 1,000,000,000 shares. The second class shall be “Series A Convertible Preferred Stock,” par value $0.0001 per share, of which the Corporation shall have the authority to issue 1,000,000 shares. The third class of stock shall be blank check preferred stock, par value $0.0001 per share, of which the Corporation shall have the authority to issue 20,000,000 shares.

The blank check preferred stock may be issued from time to time in one or more series. The Corporation’s Board of Directors (the “Board of Directors”) is authorized, within the limitations and restrictions stated in this Certificate of Incorporation, to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon the blank check preferred stock or any series thereof with respect to any wholly-unissued series of blank check preferred stock, and to fix the number of shares constituting any such series and the designation thereof (each, a “Preferred Stock Designation”). Subject to compliance with applicable protective voting rights which have been or may be granted to the Preferred Stock or series thereof in a Preferred Stock Designation or the Corporation’s Certificate of Incorporation, as amended or otherwise (“Protective Provisions”), but notwithstanding any other rights of the blank check preferred stock or any series thereof, the rights, privileges, preferences and restrictions of any such additional series may be subordinate to, pari passu with (including, without limitation, inclusion in provisions with respect to acquisition preferences, dividend rights, rights and preferences upon dissolution and liquidation, conversion features, redemption and/or approval of matters by vote or written consent and any other relative, participating, optional, or other special powers preferences, rights, qualifications, or restrictions thereof), or senior to, any of those of any present or future class or series of blank check preferred stock. Subject to compliance with applicable Protective Provisions, the Board of Directors is also authorized to increase or decrease the number of shares of any series, prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series. No shares of blank check preferred stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued.

THIRD: That, pursuant to resolution of the Board of Directors, a shareholders vote of the Corporation was carried out by majority written consent in accordance with Section 288 of the General Corporation Law of the State of Delaware, by which shareholder vote the necessary number of shares as required by statute were voted as in favor of the amendment.

FOURTH: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Corporation’s Certificate of Incorporation to be signed by Joseph G. D’Arrigo, its President, CEO and Chairman, this 8th day of May 2012.

NATIVE AMERICAN ENERGY GROUP, INC.

/s/ Joseph G. D’Arrigo
By: Joseph G. D’Arrigo
Its: President, CEO and Chairman